UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016 (April 22, 2016)

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street, NW, Washington, DC	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 27, 2016, CoStar Group, Inc. (the "Company") announced its financial results for the quarter ended March 31, 2016. The full text of the press release (the “Press Release”) issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in the Press Release shall be considered “furnished” pursuant to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, nor shall it be deemed incorporated by reference into any of the Registrant’s reports or filings with the Securities and Exchange Commission, whether made before or after the date hereof, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2016, the Board of Directors (the “Board”) of the Company increased the size of the Board from seven to eight members and elected Laura Cox Kaplan to fill the vacancy created as a result of the increase in the number of Board members.

Ms. Kaplan has more than 24 years of experience in communications, corporate governance, stakeholder engagement and public policy strategy. She lends her experience and voice publicly to a range of topics important to the public and private sectors including career and talent development, the importance of developing a diversified workforce and of the value of diversified teams, women’s leadership, and corporate governance. As a result of her experience, Ms. Kaplan brings to the Board valuable leadership, management and corporate governance experience.

Ms. Kaplan is currently the Principal-in-Charge of Government, Regulatory Affairs and Public Policy for professional services and accounting firm PricewaterhouseCoopers (PwC), where she has spent more than 11 years managing the firm’s public policy engagement strategy, and almost a decade on the executive management team. In her role at PwC, she also provides advice to clients, particularly at the executive and board level, on developments in public policy. Ms. Kaplan also serves on PwC’s Global Public Policy and Regulatory Board, which coordinates public policy strategies across the more than 150 countries in which PwC operates. She is the Chair of the American Institute of Certified Public Accountants’ (AICPA) Federal Legislative Task Force, which coordinates strategies for shaping legislative policy that impacts the accounting profession, and is a member of the Center for Audit Quality’s (CAQ) Executive Management Committee. Prior to joining PwC, Ms. Kaplan served in senior level positions at the U.S. Securities and Exchange Commission and the U.S. Department of the Treasury, where she focused largely on the legislative and regulatory response to corporate governance and accounting failures in the late 1990s and on the implementation of the Sarbanes-Oxley Act of 2002. Ms. Kaplan currently serves on the following non-profit boards: Running Start; American Council on Germany; All in Together; Empowered Women; and Global Women in Innovation, where she is Chair of the Board. She serves on the Advisory Committee for the Bush School of Government and Public Service at Texas A&M University, the National Women’s History Museum’s Development Committee, and the Marine Corps Scholarship Foundation’s Development Committee. Ms. Kaplan received a Master’s degree from American University and a B.A. from the University of Texas, Austin.

In connection with her election to the Board, Ms. Kaplan will receive compensation for her service consistent with the Company’s current non-employee director compensation practices as most recently described in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders.

There is no arrangement or understanding between Ms. Kaplan and any other person pursuant to which Ms. Kaplan was selected as a director. The Board has determined that Ms. Kaplan is an independent director under applicable Nasdaq rules.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.        Description

Exhibit 99.1        CoStar Group, Inc. Press Release Dated April 27, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date:	April 27, 2016	/s/ Scott T. Wheeler

Name: Scott T. Wheeler
Title: Chief Financial Officer

Exhibit Index

Exhibit 99.1	CoStar Group, Inc. Press Release Dated April 27, 2016